SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NeurogesX, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NeurogesX, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 28, 2009

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NeurogesX, Inc. (the “Company”), a Delaware corporation, will be held on Thursday, May 28, 2009 at 2:00 p.m., local time, at 2207 Bridgepointe Parkway, Suite 150, San Mateo, California, 94404, for the following purposes:

1.	To elect Jean-Jacques Bienaime and Robert Nelsen as Class II directors to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009 (Proposal Two); and

3.	To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 9, 2009 are entitled to notice of and to vote at the meeting.

Sincerely,

/s/ STEPHEN F. GHIGLIERI
Stephen F. Ghiglieri Secretary

San Mateo, California

April 13, 2009

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT APRIL 28, 2009. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•     COMPLETE AND RETURN A WRITTEN PROXY CARD

•     ATTEND THE COMPANY’S 2009 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD MAY 29, 2009:

The Company’s Proxy Statement, form of proxy card, Annual Report and Annual Report on Form 10-K are available at www.neurogesx.com under the heading “Investor Relations” and the subheading “Annual Report and Proxy Materials”

NEUROGESX, INC.

2215 Bridgepointe Parkway, Suite 200

San Mateo, California 94404

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board of Directors”) of NeurogesX, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2207 Bridgepointe Parkway, Suite 150, San Mateo, California, 94404, on Thursday, May 28, 2009, at 2:00 p.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 358-3300.

The Company’s Annual Report and Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2008, are being mailed together with these proxy solicitation materials to all stockholders entitled to vote. This Proxy Statement, the accompanying Proxy, the Company’s Annual Report and Annual Report on Form 10-K will first be mailed on or about April 28, 2009 to all stockholders entitled to vote at the meeting.

THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF A STOCKHOLDER MADE IN WRITING TO NEUROGESX, INC., 2215 BRIDGEPOINTE PARKWAY, SUITE 200, SAN MATEO, CALIFORNIA, 94404, ATTN: INVESTOR RELATIONS.

Record Date and Share Ownership

Stockholders of record at the close of business on April 9, 2009 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. The Company has one series of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”) and one series of undesignated Preferred Stock, $0.001 par value per share (the “Preferred Stock”). As of the Record Date, 100,000,000 shares of Common Stock were authorized and 17,569,291 shares were issued and outstanding. As of the Record Date, 10,000,000 shares of Preferred Stock were authorized and none were issued or outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

•	delivering to the Company at its principal offices (Attention: Investor Relations) a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending the meeting and voting in person.

Solicitation of Proxies

The Company is making this solicitation and will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Voting

On all matters, each share has one vote. See “Vote Required” under Proposal One—Election of Two Class II Directors.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who will be a representative from Wells Fargo Shareowner Services, the Company’s Transfer Agent and Registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	for the election of the nominees for director set forth herein;

•	for the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company; and

•	upon such other business as may properly come before the Annual Meeting or any adjournment thereof, but will not be voted other than as provided for the matters set forth above.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as present with respect to establishing a quorum for the transaction of business. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum. Broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the Company’s bylaws and the rules established by the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2010 Annual Meeting of Stockholders must be received by the Company no later than December 29, 2009.

Internet Availability of Proxy Materials

This Proxy Statement, the form of proxy card, the Annual Report and the Annual Report on Form 10-K are available on our website at: www.neurogesx.com under the heading “Investor Relations” and the subheading “Annual Report and Proxy Materials.”

PROPOSAL ONE

ELECTION OF TWO CLASS II DIRECTORS

Nominees

The Company’s Board of Directors currently has five authorized directors and currently consists of five members. The Company has a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of Bruce A. Peacock who will serve until the 2011 Annual Meeting of Stockholders;

•

Class II consists of Robert T. Nelsen and Jean-Jacques Bienaimé who are to serve until the 2009 Annual Meeting of Stockholders. If elected as Class II directors, Jean-Jacques Bienaimé and Robert T. Nelsen are to serve until the 2012 Annual Meeting of Stockholders; and

•	Class III consists of Neil M. Kurtz, M.D., and Anthony A. DiTonno, who are to serve until the 2010 Annual Meeting of Stockholders.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below, who are currently directors of the Company. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If the nominees become unable or decline to serve as directors or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for Class II director and their biographical information are as follows:

•	Robert T. Nelsen.

•	Jean-Jacques Bienaime.

Biographical information for Messrs. Nelsen and Bienaime can be found below in the “Directors and Executive Officers” section.

The Company is not aware of any reason that the nominees will be unable or will decline to serve as directors. If elected, Mr. Nelsen’s and Mr. Bienaime’s terms of office are to continue until the Company’s Annual Meeting of Stockholders held in 2012 or until successors have been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

The directors will be elected by a plurality vote of the shares of the Company’s Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected as directors of the Company. Votes withheld from nominees and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS I AND III DIRECTORS RECOMMEND THAT

STOCKHOLDERS VOTE FOR THE CLASS II NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009

The Board of Directors and the Audit Committee have selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2009, and recommend that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection or ratification, the Board of Directors and the Audit Committee, in their discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Board of Directors and the Audit Committee determine that such a change would be in the best interest of the Company.

A representative of Ernst & Young LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so, and is also expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2009.

Principal Accountant Fees and Services

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are:

	Years Ended December 31,
	2008	2007
Audit Fees	$416,968	$1,511,518
Audit-Related Fees	13,500	94,751
Tax Fees	—	20,943
Other Fees	—	—

Total	$430,468	$1,627,212

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the years ended December 31, 2008, 2007 and 2006.

Audit fees include fees associated with the annual audit, an initial public offering of Common Stock completed in May 2007, which totaled $1,130,000, reviews of our quarterly reports on Form 10-Q, issuance of consents relating to registration statement filings with the SEC and all services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit-related fees include fees associated with accounting consultations. Tax fees include tax compliance services.

All auditing services and non-audit services provided to the Company by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. The pre-approval of non-audit services to be provided by Ernst & Young LLP includes making a determination that the provision of the services is compatible with maintaining the independence of Ernst & Young LLP as independent registered public accounting firm. All non-audit services provided by Ernst & Young LLP since the Company became an issuer, within the meaning of Section 10A(f) of the Exchange Act, have been pre-approved in accordance with the SEC rules for maintaining auditor independence.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth for the Class I Director, each Class II Director, each Class III Director and the executive officers of the Company, their ages and present positions with the Company as of the Record Date.

Name	Age	Position
Anthony A. DiTonno	60	President, Chief Executive Officer, Class III Director
Stephen F. Ghiglieri	47	Chief Financial Officer
Jeffrey K. Tobias, M.D.	54	Chief Medical Officer
Michael E. Markels	43	Vice President, Commercial Operations and Business Development
Susan P. Rinne	57	Vice President, Regulatory Affairs
Jean-Jacques Bienaimé (1)(2)	55	Class II Director
Neil M. Kurtz, M.D. (1)(2)(3)	58	Class III Director
Robert T. Nelsen (2)(3)	45	Class II Director
Bruce A. Peacock (1)	57	Class I Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Governance Committee.

There is no family relationship between any director or executive officer of the Company.

Anthony A. DiTonno has served as the Company’s Chief Executive Officer and President since August 2003 prior to which he served as the Company’s Chief Operating Officer beginning in April 2003. From October 2000 to November 2002, Mr. DiTonno served as Executive Vice President of Sales and Marketing for Enteric Medical Technologies, Inc., a medical device company. From 1997 to 2000, Mr. DiTonno served as Chief Executive Officer of LifeSleep Systems, Inc., a medical device company. From 1989 to 1997, Mr. DiTonno held various positions at Oclassen Pharmaceuticals, Inc., a pharmaceutical company, most recently as its Vice President and General Manager. Mr. DiTonno received a B.S. in business administration from St. Joseph’s University and an M.B.A. from Drexel University.

Stephen F. Ghiglieri has served as the Company’s Chief Financial Officer since October 2003. From December 2002 to October 2003, Mr. Ghiglieri served as Chief Financial Officer of Hansen Medical, Inc., a medical device company. From March 2000 to April 2002, Mr. Ghiglieri served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Avolent, Inc., a software company. From July 1999 to 2000, Mr. Ghiglieri served as Vice President, Finance, Chief Financial Officer and Corporate Secretary of Andromedia, Inc., a software company. From 1994 to 1999, Mr. Ghiglieri served as Vice President, Finance and Administration, Chief Financial Officer and Corporate Secretary of Oacis Healthcare Systems, Inc., a healthcare technology company. From 1992 to 1994, Mr. Ghiglieri served as Controller of Oclassen Pharmaceuticals, Inc., a pharmaceutical company. From 1984 to 1992, Mr. Ghiglieri served as an audit manager of PricewaterhouseCoopers, LLP. Mr. Ghiglieri received a B.A. in business administration from California State University, Hayward. Mr. Ghiglieri is also a Certified Public Accountant.

Jeffrey K. Tobias, M.D. has served as the Company’s Chief Medical Officer since November 2005. From September 1996 to November 2005, Dr. Tobias served as principal of the Aquila Consulting Group, a professional consulting firm. From June 1995 to September 1996, Dr. Tobias served as Director, New Product Discovery of Alza Corporation, a drug delivery solutions company. Dr. Tobias received a B.S. in biology and an M.D. from the University of Illinois.

Michael E. Markels has served as the Company’s Vice President, Commercial Operations and Business Development since May 2006 and prior to that served as the Company’s Senior Director, Marketing and Sales from September 2003 to November 2004. From May 2005 to May 2006, Mr. Markels

served as Senior Director of Marketing of Biogen Idec., a biotechnology company. From February 2001 to October 2002, Mr. Markels served as Senior Director Infectious Disease/Oncology Business Unit Head of InterMune, a biopharmaceutical company. From September 1990 to February 2001, Mr. Markels held a variety of positions, most recently as Director, Global Commercial Strategy of Glaxo Wellcome (now GlaxoSmithKline), a pharmaceutical company. Mr. Markels received a B.S. in biological sciences from Colorado State University and an M.B.A. from the Fuqua School of Business at Duke University.

Susan P. Rinne has served as Vice President of Regulatory Affairs since October 2007. Prior to joining NeurogesX, Ms. Rinne served as Vice President, Regulatory Affairs at ALZA Corporation from 1998 to 2006. From 1995 to 1998, Ms. Rinne served as Senior Director, Regulatory Affairs at ALZA Corporation. Ms. Rinne held positions of increasing responsibility in regulatory affairs at Syntex Corporation from 1983 to 1995. Ms. Rinne received an M.S. in Pharmacology and Toxicology and a B.S. in Biological Sciences from the University of California, Davis.

Jean-Jacques Bienaimé has served as a director of the Company since February 2004. Since May 2005, Mr. Bienaimé has served as Chief Executive Officer and director of BioMarin Pharmaceutical Inc., a publicly-held biopharmaceutical company. From November 2002 to April 2005, Mr. Bienaimé served as the Chairman, Chief Executive Officer and President of Genencor International, a biotechnology company acquired by Danisco A/S. From June 1998 to October 2002, Mr. Bienaimé was Chief Executive Officer and President of SangStat Medical, a biotechnology company. From October 1992 to May 1998, Mr. Bienaimé held various management positions, most recently as Senior Vice President of Corporate Marketing and Business Development, and Vice President and General Manager of the advanced therapeutic and oncology division of Rhône-Poulenc Rorer Pharmaceuticals (now The Sanofi-Aventis Group), a pharmaceutical company. Mr. Bienaimé received a B.S. in economics from the Ecole Supérieure de Commerce de Paris and an M.B.A. from the Wharton School at the University of Pennsylvania.

Neil M. Kurtz, M.D. has served as a director of the Company since January 2006. Since August 2008, Dr. Kurtz has served as President and Chief Executive Officer of Golden Living, a healthcare services company. From April 2002 to August 2008, Dr. Kurtz served as President and Chief Executive Officer and director of TorreyPines Therapeutics, Inc., a biopharmaceutical company. From September 1999 to April 2002, Dr. Kurtz was President of Worldwide Clinical Trials, a healthcare solutions company. Dr. Kurtz received a B.A. in psychology from New York University and an M.D. from the Medical College of Wisconsin.

Robert T. Nelsen has served as a director of the Company since July 2000. Since July 1994, Mr. Nelsen has served as a managing director of venture capital funds associated with ARCH Venture Partners, a venture capital firm. From April 1987 to July 1994, Mr. Nelsen served as a senior manager of ARCH Development Corporation, a technology transfer company associated with the University of Chicago. Mr. Nelsen is also a director of Adolor Corporation, a publicly-held pharmaceutical company. Mr. Nelsen received a B.S. in biology and economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

Bruce A. Peacock has served as a director of the Company since August 2007. Since April 2008, Mr. Peacock has served as President and Chief Executive Officer and as a director of Alba Therapeutics Corporation and since May 2006, Mr. Peacock has been a venture partner with SV Life Sciences Advisers, LLC. From August 2005 to May 2006, Mr. Peacock served as Chief Executive Officer of The Little Clinic, a start-up medical care services company. From April 2002 to August 2005, Mr. Peacock served as President, Chief Executive Officer and director of Adolor Corporation, a publicly-held biopharmaceutical company. From June 2000 to April 2002, Mr. Peacock served as President, Chief Executive Officer and director of Orthovita, Inc., a publicly-held biomaterials company and also served from June 1999 to June 2000 as Chief Operating Officer of Orthovita, Inc. From 1992 to 2000, Mr. Peacock held various positions, most recently as Executive Vice President, Chief Operating Officer and director of Cephalon, Inc. From 1982 to 1992, Mr. Peacock held various positions, most recently as Senior Vice President, Chief Financial Officer and Treasurer of Centocor, Inc. Mr. Peacock is also a director of Ligand Pharmaceuticals, a publicly-held biotechnology company. Mr. Peacock received a B.A. from Villanova University. Mr. Peacock is also a Certified Public Accountant.

Board Meetings and Committees

The Board of Directors of the Company held a total of ten meetings during the fiscal year 2008. No director serving throughout fiscal year 2008 attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such director served. The Board of Directors has a standing Audit Committee that oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, a standing Compensation Committee and a standing Nominating and Governance Committee.

The Audit Committee consists of directors Mr. Peacock, who serves as the chairman of the Audit Committee, Mr. Bienaimé and Dr. Kurtz. The Board of Directors has determined that Mr. Peacock is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors. The Company maintains a copy of the Audit Committee charter on its website: www.neurogesx.com. The Audit Committee reviews the Company’s internal accounting procedures, consults and reviews the services provided by the Company’s independent registered public accounting firm and makes recommendations to the Board of Directors regarding the selection of the independent registered public accounting firm. The Audit Committee held eight meetings during fiscal 2008.

The Compensation Committee consists of directors Mr. Nelsen, who serves as the chairman of the Compensation Committee, Mr. Bienaimé and Dr. Kurtz. The Compensation Committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of the Company’s officers and administers the Company’s stock plans and employee benefit plans. Refer to the Compensation Discussion and Analysis for more information about the Company’s Compensation Committee and its processes and procedures. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Company maintains a copy of the Compensation Committee charter on its website: www.neurogesx.com. The Compensation Committee held three meetings during fiscal 2008.

The Nominating and Governance Committee consists of directors Mr. Nelsen, who serves as the chairman of the Nominating and Governance Committee and Dr. Kurtz. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. The Company maintains a copy of the Nominating and Governance Committee charter on its website: www.neurogesx.com. The Nominating and Governance Committee is responsible for developing a Board of Directors capable of advising the Company’s management in fields related to current or future business directions of the Company, and regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. The Nominating and Governance Committee did not hold a meeting during the fiscal year 2008.

The Nominating and Governance Committee approves all nominees for membership on the Board of Directors, including the slate of Director nominees to be proposed by the Board of Directors to our stockholders for election or any Director nominees to be elected or appointed by the Board of Directors to fill interim Director vacancies on the Board of Directors.

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors of the Company. The Nominating and Governance Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending re-nomination, and recommends all approved candidates to the Board of Directors for appointment or nomination to Company stockholders. The Nominating and Governance Committee selects as candidates to the Board of Directors for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board of Directors’ effectiveness in serving the interests of the Company’s stockholders. Director nominees are expected to have considerable management experience that would be relevant to our current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices.

In addition, the Nominating and Governance Committee appoints directors to committees of the Board of Directors and suggests rotation for Chairpersons of committees of the Board of Directors as it deems desirable from time to time; and evaluates and recommends to the Board of Directors the termination of membership of individual directors in accordance with the Board of Directors’ corporate governance principles, for cause or other appropriate reasons (including, without limitation, as a result of changes in directors’ employment or consulting status).

The Company does not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders, but directors are encouraged to attend annual meetings of the Company’s stockholders. Four directors attended the 2008 annual meeting of stockholders. In addition, the Company does not have a formal policy regarding stockholder communication with the Board of Directors. However, stockholders may communicate with the Board of Directors by sending an e-mail to the Company’s Investor Relations at IR@neurogesx.com or by writing to the Company at NeurogesX, Inc., Attention: Investor Relations, 2215 Bridgepointe Parkway, Suite 200, San Mateo, CA 94404. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of February 28, 2009 for:

•	each person known by the Company to beneficially own more than 5% of our outstanding shares of Common Stock,

•	each director and each nominee for director of the Company

•	each of the Company’s named executive officers, and

•	all such directors, nominees for director and executive officers of the Company as a group.

The percentage of ownership is based on 17,569,187 shares of Common Stock outstanding on February 28, 2009, adjusted as required by the rules promulgated by the SEC. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding
5% Stockholders
Entities affiliated with SV Life Sciences Fund (2) 60 State Street, Suite 3650 Boston, MA 02109	3,136,315	17.1%
Entities affiliated with ARCH Venture Partners (3) 8725 West Higgins Road, Suite 290 Chicago, IL 60631	3,028,149	17.1%
Entities affiliated with Deerfield Capital (4) 780 Third Avenue 37th Floor New York, NY 10017	2,453,774	13.8%
Entities affiliated with Alta Partners (5) One Embarcadero Center, #3700 San Francisco, CA 94111	1,735,673	9.9%
Entities affiliated with Walden International (6) 750 Battery Street, 7th Floor San Francisco, CA 94111	1,267,771	7.2%
Entities affiliated with Montreux Equity Partners (7) 2500 Sand Hill Road, #215 Menlo Park, CA 94025	1,021,199	5.8%
Executive Officers and Directors
Anthony DiTonno (8)	362,208	2.0%
Jean-Jacques Bienaimé (9)	49,355	*
Stephen Ghiglieri (10)	152,559	*
Neil Kurtz (11)	15,666	*
Michael Markels (12)	108,967	*
Robert T. Nelsen (3)	3,033,149	17.2%
Bruce A. Peacock (2)	3,139,649	17.2%
Susan Rinne (13)	43,395	*
Jeffrey Tobias (14)	165,074	*
All directors and executive officers as a group (11 persons) (15)	7,238,263	37.7%

*	Beneficial ownership representing less than 1%.

(1)	This table is based upon information supplied by officers and directors and upon information gathered by NeurogesX about principal stockholders known to the company based on Schedules 13D, 13G, and Forms 3 and 4 filed with the SEC.
(2)	Represents: (a) 2,345,947 shares of Common Stock held by SV Life Science Fund IV, L.P. and the right to acquire 703,784 shares of Common Stock pursuant to the exercise of warrants exercisable within 60 days of February 28, 2009 and (b) 66,603 shares of Common Stock held by SV Life Science Fund IV Strategic Partners, L.P. and the right to acquire 19,981 shares of Common Stock pursuant to the exercise of warrants exercisable within 60 days of February 28, 2009. SV Life Sciences Fund IV (GP), L.P. is a general partner of SV Life Science Fund IV, L.P. and SV Life Science Fund IV Strategic Partners, L.P. and has sole dispositive and voting power over the shares owned by of SV Life Science Fund IV, L.P. and SV Life Science Fund IV Strategic Partners, L.P. SVLSF IV, LLC is a general partner of SV Life Sciences Fund IV (GP), L.P. and has sole dispositive and voting power over the shares owned by of SV Life Science Fund IV, L.P. and SV Life Science Fund IV Strategic Partners, L.P. The people at SVLSF IV, LLC who have investment control of the SV Life Science Fund IV, L.P. and SV Life Science Fund IV Strategic Partners, L.P. shares are Kate Bingham, James Garvey, Lutz Giebel, Eugene Hill, David Milne, Michael Ross and Henry Simon, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein. Bruce Peacock is a venture partner of SV Life Sciences Fund, and disclaims beneficial ownership of the shares held by SV Life Science Fund IV, L.P. and SV Life Science Fund IV Strategic Partners, L.P. except to the extent of his pecuniary interest therein.
(3)	Represents: (a) 2,443,591 shares of Common Stock held by ARCH Venture Fund V, L.P. and the right to acquire 114,651 shares of Common Stock pursuant to the exercise of warrants exercisable within 60 days of February 28, 2009, (b) 458,903 shares of Common Stock held by Healthcare Focus Fund, L.P., and (c) 11,004 shares of Common Stock held by ARCH V Entrepreneurs Fund, L.P. The people who have investment control of the ARCH Venture Fund V, L.P., ARCH V Entrepreneurs Fund, L.P., and the Healthcare Focus Fund, L.P. shares are Robert T. Nelsen, Steven Lazarus, Clinton Bybee and Keith Crandell, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
(4)	Represents: (a) 778,806 shares of Common Stock held by Deerfield Special Situations Fund, LP and the right to acquire 85,887 shares of Common Stock pursuant to the exercise of warrants exercisable within 60 days of February 28, 2009 and (b) 1,433,711 shares of Common Stock held by Deerfield Special Situations Fund International LTD and the right to acquire 155,370 shares of Common Stock pursuant to the exercise of warrants exercisable within 60 days of February 28, 2009. James E. Flynn, Deerfield Capital, L.P. and Deerfield Management Company, L.P. may be deemed to share dispositive and voting power over the shares held by Deerfield Special Situations Fund, LP and Deerfield Special Situations Fund International LTD.
(5)

Represents: (a) 13,792 shares of Common Stock held by Alta Embarcadero BioPharma Partners III, LLC, (b) 37,587 shares of Common Stock held by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, (c) 559,687 shares of Common Stock held by Alta BioPharma Partners III, L.P., (d) 872,641 shares of Common Stock held by Alta California Partners II, L.P., (e) 240,942 shares of Common Stock held by Alta California Partners II, L.P.—New Pool, and (f) 11,024 shares of Common Stock held by Alta Embarcadero Partners II, LLC. Alta Partners III, Inc. provides investment advisory services to Alta BioPharma Partners III Gmbh & Co. Beteiligungs KG, Alta BioPharma Partners III, L.P. and Alta Embarcadero BioPharma Partners III, LLC, which is referred to collectively as the Alta BioPharma Funds. The directors of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole dispositive and voting power over the shares owned by the Alta Funds. Certain principals of Alta Partners III, Inc., Jean Deleage, Alix Marduel, Farah Campisi, Edward Penhoet and Ed Hurwitz, are directors of Alta BioPharma Management III, LLC and managers of Alta Embarcadero BioPharma Partners III, LLC. These individuals may be deemed to share dispositive and voting power over the shares held by the Alta BioPharma Funds. Alta Partners Management Corp. provides investment advisory services to Alta California Partners II, L.P., Alta California Partners II, L.P.—New Pool, and Alta Embarcadero Partners, II, LLC which is referred to collectively as the Alta California Funds. The managing directors of Alta California Management II, LLC (which is the general partner of Alta California Partners II, L.P.) and Alta California Management II, LLC—New Pool (which is the general partner of Alta California Partners II, L.P.—

New Pool) exercise sole dispositive and voting power over the Alta California Funds. Jean Deleage, Garrett Fruener, Guy Nohra, Daniel Janney and Alix Marduel are managing directors of Alta California Management II, LLC and Alta California Management II, LLC—New Pool and share voting and investment control with regard to shares held by Alta California Partners II, L.P. and Alta California Partners II, L.P.—New Pool. Jean Deleage, Garrett Gruener , Guy Nohra and Alix Marduel are members of Alta Embarcadero Partners II, LLC and share voting and investment control with regard to shares held by Alta Embarcadero Partners II, LLC. Each of the above listed individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.

(6)	Represents: (a) 24,465 shares of Common Stock held by Asian Venture Capital Investment Corporation, (b) 32,622 shares of Common Stock held by International Venture Capital Investment III Corporation, (c) 24,465 shares of Common Stock held by International Venture Capital Investment Corporation, (d) 25,119 shares of Common Stock held by Pacven Walden Ventures Parallel V-B, C.V., (e) 2,283 shares of Common Stock held by Pacven Walden Ventures V Associates Fund, L.P., (f) 1,073,271 shares of Common Stock held by Pacven Walden Ventures V, L.P., (g) 25,119 shares of Common Stock held by Pacven Walden Ventures Parallel V-A, C.V., (h) 15,983 shares of Common Stock held by Pacven Walden Ventures V-QP Associates Fund, L.P., and (i) 44,444 shares of Common Stock held by Seed Ventures III Pte Ltd. The people who have investment control of Asian Venture Capital Investment Corporation, International Venture Capital Investment III Corporation, International Venture Capital Investment Corporation, Pacven Walden Ventures Parallel V-A, C.V., Pacven Walden Ventures Parallel V-B, C.V., Pacven Walden Ventures V Associates Fund, L.P., Pacven Walden Ventures V, L.P., Pacven Walden Ventures V-QP Associates Fund, L.P., and Seed Ventures III Pte Ltd. are Lip-Bu Tan and Andrew Kau, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
(7)	Represents: (a) 465,099 shares of Common Stock held by Montreux Equity Partners II, SBIC, L.P., and (b) 556,100 shares of Common Stock held by Montreux Equity Partners III SBIC, L.P. The people who have investment control of Montreux Equity Partners II SBIC, L.P. and Montreux Equity Partners III SBIC, L.P. are Daniel K. Turner III, Howard D. Palefsky, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
(8)	Represents (a) 108,999 shares of Common Stock held by Mr. DiTonno, and (b) the right to acquire 253,209 shares of Common Stock exercisable within 60 days of February 28, 2009.
(9)	Represents (a) 33,022 shares of Common Stock held by Mr. Bienaimé, of which 625 shares are subject to the Company’s right of repurchase upon termination of Mr. Bienaimé as a service provider, and (b) the right to acquire 16,333 shares of Common Stock exercisable within 60 days of February 28, 2009.
(10)	Represents (a) 38,419 shares of Common Stock held by Mr. Ghiglieri, and (b) the right to acquire 114,140 shares of Common Stock exercisable within 60 days of February 28, 2009.
(11)	Represents the right to acquire 15,666 shares of Common Stock, by Mr. Kurtz, exercisable within 60 days of February 28, 2009.
(12)	Represents (a) 15,645 shares of Common Stock held by Mr. Markels, and (b) the right to acquire 93,322 shares of Common Stock exercisable within 60 days of February 28, 2009.
(13)	Represents (a) 2,666 shares of Common Stock held by Ms. Rinne, and (b) the right to acquire 40,729 shares of Common Stock exercisable within 60 days of February 28, 2009.
(14)	Represents (a) 3,999 shares of Common Stock held by Dr. Tobias, and (b) the right to acquire 161,075 shares of Common Stock exercisable within 60 days of February 28, 2009.
(15)	See notes 2, 3 and notes 8 through 14.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board of Directors, referred to as the “Committee” throughout this Compensation Discussion and Analysis, is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. The compensation programs for named executive officers are similar to those provided to other executive officers of the Company.

Compensation Philosophy and Objectives.

The Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns its executives’ compensation with the interests of the Company’s stockholders by rewarding achievement of goals and objectives that the Committee believes are important to the long term creation of value in the Company. The Company’s executive compensation program is designed to recruit and retain individuals with the skills necessary for the Company to achieve its business objectives and to motivate and reward those individuals fairly over time with compensation programs that promote achievement of, and contribution to, those objectives. To that end, executive officer compensation has three main components: base compensation, or salary; annual bonus awards which are based upon specific goals and objectives to be established and approved by the Board of Directors; and stock option awards which may contain vesting acceleration features upon attainment of specific operational goals which are predetermined by the Committee. In addition, the Company provides its executive officers a variety of benefits that are generally available to all salaried employees. The Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, the Committee’s philosophy is to have a significant portion of an employee’s compensation be performance-based while keeping base salary compensation at a competitive level.

Each element of compensation and the practices used to evaluate them are discussed in more detail below.

Benchmarking of Elements of Compensation.

The Committee believes it is important when making compensation-related decisions to be informed as to current practices of comparable companies in the life science industry. The Committee determines the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with recruiting and retention goals, the Committee’s view of internal equity and consistency, the Company’s overall performance and other considerations the Committee deems relevant. To this end, the Committee engaged the services of Setren, Smallberg & Associates, Inc., a firm that provides executive compensation consulting services to the biotechnology and pharmaceutical industries, to perform an analysis of the executive compensation practices of a representative number of publicly-held companies in the life science industry (the “Peer Companies”). The Peer Companies are:

•	Adolor Corporation,

•	Alexza Pharmaceuticals, Inc.,

•	Anesiva, Inc.,

•	Avigen, Inc.,

•	Barrier Therapeutics, Inc.,

•	Biodel Inc.,

•	Combinatorx, Incorporated,

•	Entremed, Inc.,

•	Genitope Corporation,

•	La Jolla Pharmaceutical Company,

•	Memory Pharmaceuticals Corp.,

•	Pain Therapeutics, Inc.,

•	Replidyne, Inc.,

•	Somaxon Pharmaceuticals, Inc., and

•	Trubion Pharmaceuticals, Inc.

These companies were selected as Peer Companies based on their similarity to the Company in a number of different factors including stage of development, business model, employee headcount, and market capitalization. In addition to reviewing the compensation practices of the Peer Companies, the Company purchases, or otherwise acquires, and reviews executive compensation surveys of companies in the life science and high technology industries in the San Francisco Bay Area including the Radford Survey, as another of source of benchmarking data in determining appropriate compensation levels for the Company’s executive officers. The base compensation, bonus and equity compensation components from the benchmarking analysis as well as the experience and knowledge of the members of the Committee and Board of Directors is then used to inform decisions regarding the compensation package of the executive officers based on their contribution, current compensation package, overall company performance and competitive factors including retention considerations and market trends. Since benchmarking may not always be appropriate as a sole determinate of compensation levels, the Committee explicitly reserves the authority to establish compensation levels that may be at variance to the benchmarking analysis. However, the Committee generally believes that benchmarking analysis is an important aspect of ensuring that the Company’s compensation levels are appropriate and competitive in the life science industry. The Committee intends to continue the Company’s practice of engaging executive compensation consultants from time to time to aid in compensation related evaluations.

Role of Executive Officers in Compensation Decisions.

The Chief Executive Officer aids the Committee by providing recommendations regarding the compensation of all executive officers other than himself. The Committee uses analyses of cash and equity compensation prepared by the Chief Executive Officer to establish general budgetary guidelines for aggregate annual employee cash compensation. These analyses typically include evaluation of external benchmarks and surveys from such sources as Radford and also include input from the Peer group analysis referred to above. For 2008, the Chief Executive Officer then allocated in his discretion among individual executives and employees on a case by case basis. The Committee’s 2009 compensation decisions were made in a similar fashion except that the benchmarking analysis of Peer Companies discussed above was added as a key component in the determination of executive officer compensation, including for the Chief Executive Officer and the Committee formally approved salary and stock option grants for the executive officers including the Chief Executive Officer. In addition, for compensation of executive officers and employees other than the Chief Executive Officer, annual performance review of such officer’s or employee’s manager was conducted to provide input about such individual’s contributions to the Company’s goals and objectives for the period being assessed. For the Chief Executive Officer, such review was conducted by the Committee. For compensation decisions regarding grants of equity compensation, including vesting schedules and in some cases milestones providing for accelerated vesting if such milestones are achieved, relating to employees other than to our Chief Executive Officer, the Committee typically considers recommendations from the Chief Executive Officer and other members of management. To date, Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also the Chief Executive Officer and Chief Financial Officer.

Compensation Components

Base Compensation.

Generally, the Committee believes that base salaries should be market driven, competitive to the San Francisco Bay Area marketplace and appropriately benchmarked, as described above, based on each executives experience, level and scope of responsibilities. Given that the Company is in the development stage, the Committee targets base compensation near the 50th percentile of the data derived from analysis of benchmarks, with specific emphasis on companies headquartered in the San Francisco Bay Area. The Committee sets this level to ensure that the Company is competitive in its immediate job market, which the Committee believes helps to minimize potential competitive disadvantage and supports overall goals of recruitment and retention. Base salaries are generally reviewed annually, and the Committee seeks to set a Company wide salary adjustment target percentage in line with general increases in the market, which the Committee believes has recently been in the 4% to 5% per year range. This target amount is also used to determine an overall salary increase budget for employees across the Company. The final determination of the actual salary increase for each individual is based upon, for the Chief Executive Officer, the Company’s performance and in addition, for other employees, the results of performance reviews, responsibility and experience and potential alignment of each individual’s salary in light of market data for similarly situated positions in similar companies.

Salary increases awarded to named executive officers effective January 1, 2008 were based upon performance of each of the named executive officers in 2007 and on competitive data from third party sources. The base salaries effective January 1, 2008 after the increases were as follows:

•	Anthony A. DiTonno, President and Chief Executive Officer, $317,750,

•	Stephen F. Ghiglieri, Chief Financial Officer, $295,200,

•	Jeffrey K. Tobias, M.D., Chief Medical Officer, $316,250,

•	Michael E. Markels, Vice President, Commercial Operations and Business Development, $250,000,

•	Susan P. Rinne, Vice President, Regulatory Affairs, $250,000.

Salary increases effective January 1, 2009, were also determined as described above based on the 2008 performance of each named executive officer, a review of each officer’s respective performance and contribution in achieving corporate objectives, the competitive data resulting from the benchmarking analysis discussed above, and consideration of the role each executive is expected to play in 2009. The increases as a percentage of 2008 base salary were as follows:

•	Anthony A. DiTonno, 5.0%,

•	Stephen F. Ghiglieri, 5.0%,

•	Jeffrey K. Tobias, M.D., 5.0%,

•	Michael E. Markels, 4.0%, and

•	Susan P. Rinne, 5.0%.

The Committee targeted an approximate overall 5% salary increase for 2009 base salaries for all employees which it believes, based upon a review of the benchmarking data, was representative of overall increases in the Company’s local market.

Bonus Compensation.

The Company also rewards individual as well as corporate performance through the implementation of a performance bonus plan. Bonuses are paid to employees based on attainment of specific corporate goals which are established in consultation with the Committee, such as achievement of regulatory milestones and adherence to operating budgets, as well as individual goals agreed to in advance with the employee’s manager. Personal goals are designed to support the attainment of the specified corporate goals.

In conjunction with the benchmarking analysis and the recommendation of the third party executive compensation consultant that was engaged to assist the Committee in analyzing the Company’s compensation programs, the Committee determined that an annual bonus program is a key feature of the overall compensation programs for public biotechnology companies, and in particular, all of the Peer Companies. In addition to a desire to have compensation programs that are competitive in the market, the Committee believes that the Company’s compensation programs should provide a performance incentive that aligns executives’ and other employees’ interests with those of stockholders. As a result, the Committee has undertaken efforts to create an annual bonus program. In these efforts to date, the Committee has determined the target bonuses for the executives as percentages of base salary. These percentages are as follows:

•	Anthony A. DiTonno, 32.5%,

•	Stephen F. Ghiglieri, 25%,

•	Jeffrey K. Tobias, M.D., 25%,

•	Michael E. Markels, 20% and,

•	Susan P. Rinne, 20%.

In January 2009, the Committee evaluated the Company’s progress against key 2008 corporate objectives and recommended to the Board of Directors the establishment of a bonus pool. Based upon the committee’s evaluation of the attainment of corporate objectives and of the Chief Executive Officer and each of the executive officer’s individual performance and contribution to the attainment of those objectives but with an overall bias towards overall corporate objectives, the Committee recommended to the Board of Directors the amount of bonus to paid to the Chief Executive Officer and each of the other executive officers. In addition, in an effort to conserve the Company’s cash resources, the committee recommended to the Board of Directors that the bonus for the Chief Executive Officer and the other executive officers be paid 50% in cash and the remainder in stock options. The Committee recommended that the Chief Executive Officer be given the discretion to allocate the remainder of the bonus pool based on the individual performance of each employee and such employee’s role in furthering corporate goals. The Board of Directors then approved the bonus pool and the bonus amounts for the Chief Executive Officer and each of the other executive officers as well as the form of payment of bonuses to the Chief Executive Officer and the other executive officers. With regard to the stock options granted for the noncash component of the 2008 bonus, the number of shares underlying these stock options was determined by dividing the remaining unpaid cash bonus by the Company’s closing stock price on January 15, 2009, multiplied by a factor of 2. The Company’s closing stock price on January 15, 2009, which was also the exercise price of these stock options, was $1.25. Cash bonuses and the number of shares underlying the stock options paid to executive officers in February 2009 and granted to executive officers on January 15, 2009, respectively, for 2008 performance were:

•	Anthony A. DiTonno, $50,000 cash payment and 80,000 shares,

•	Stephen F. Ghiglieri, $18,450 cash payment and 29,520 shares,

•	Jeffrey K. Tobias, M.D., $37,500 cash payment and 60,000 shares,

•	Michael E. Markels, $12,500 cash payment and 20,000 shares and,

•	Susan P. Rinne, $12,500, cash payment and 20,000 shares.

These option grants were 100% vested on the date of grant, January 15, 2009.

The Committee also recommended to the Board of Directors certain corporate objectives as a basis for establishment of the 2009 Bonus Plan. These corporate objectives relate primarily to achievement of regulatory goals, in both the European Union and the United States, attainment of a commercial partnership to facilitate commercialization in the European Union and certain objectives related to financial management ensuring the corporation is funded adequately to launch Qutenza, the Company’s lead product candidate, in the United States if it is approved by the FDA.

Equity Awards.

The Committee believes that the Company’s compensation programs should provide the opportunity for wealth creation for the Company’s executives and all employees in a manner that aligns their interests with those of stockholders in the creation of long term value through the Company’s success. The Company utilizes stock options to provide incentives to its executive officers to help achieve this goal. Because executive officers are awarded stock options with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, these options will be valuable to these executive officers only if the market price of the Company’s Common Stock increases after the date of grant. The Committee’s equity award determinations are based upon benchmarking data which includes the Peer Companies and other market data such as Radford Surveys, the experience of members of the Committee and the Board of Directors and the recommendations of the Chief Executive Officer.

All new employees, including the Company’s executive officers, receive stock option grants when they are hired. The number of shares underlying stock option grants for new hires is intended to be competitive in the Company’s industry and its local market and is used as a recruiting tool as the Committee believes that equity compensation is a significant consideration for employees’ decisions to accept employment offers with the Company, particularly for executive officers. Typically, stock option grants to new employees vest at the rate of 25% after the first year of service with the remainder vesting ratably over the subsequent 36 months, although some executive new hires in recent years have also contained vesting acceleration provisions related to attainment of key corporate objectives, such as clinical development and regulatory objectives for our product candidates and other operational and business goals. In addition, the Committee generally reviews the Company’s equity compensation programs annually, with a view to ensuring that the Company’s executive officers and employees continue to have a meaningful stake in the Company’s long term success. To that end, annual stock option grants to executive officers have in recent years contained two components: 1) a time based vesting component (usually, monthly vesting over 48 months) and 2) a component that vests on the six year anniversary of the grant subject to acceleration of vesting based upon attainment of key corporate objectives, determined as described above. After assessment by the Committee, all option grants are recommended to the Board of Directors for ultimate approval.

Since becoming a public company in May 2007, all stock options granted to executive officers have an exercise price per share equal to the closing price of the Company’s Common Stock on the date of grant. Prior to becoming a public company, the Board of Directors determined the value of the Company’s Common Stock based upon the consideration of several factors impacting the Company’s valuation including, when available, independently developed contemporaneous valuations of the Company.

In January 2008, the Committee recommended, and the Board of Directors approved, stock option grants to the following executive officers as a result of their performance in helping to attain certain corporate objectives in 2007. These option grants vest ratably over 48 months:

•	Stephen F. Ghiglieri, 25,000 shares, and

•	Jeffrey K. Tobias, M.D., 25,000 shares.

In January 2009, the Committee recommended, and the Board of Directors approved, stock option grants to our executive officers as follows:

•	Anthony A. DiTonno, 50,000 shares,

•	Stephen F. Ghiglieri, 30,000 shares,

•	Jeffrey K. Tobias, M.D., 30,000 shares,

•	Michael E. Markels, 25,000 shares, and

•	Susan P. Rinne, 30,000 shares.

These option grants were determined based upon the Committee’s review of the Company’s performance in 2008. Of these option grants, 50% of the options vest evenly over 48 months and the remaining 50% vest over six years subject to acceleration for attainment of certain regulatory and commercialization objectives for our product candidates and other operational and business goals.

Severance and Change of Control Payments.

All of the Company’s executive officers are entitled to severance payments equal to from 6 to 12 months of base salary, target bonus and full acceleration of stock option and restricted stock vesting if the executive officer’s employment is terminated without cause by an acquiring company, or, for certain reasons, by the executive officer, within 18 months following a change of control of the Company. In addition, and upon a change of control, certain of the Company’s executive officers are entitled to receive a bonus determined under the 2006 Acquisition Bonus Plan, as amended in December 2008. The Committee believes that these severance and change of control arrangements mitigate some of the risk that exists for executives working in a smaller company. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements. Because of the significant acquisition activity in the life science industry, there is a possibility that the Company could be acquired in the future. Accordingly, the Committee believes that the larger severance packages resulting from terminations related to change of control transactions, and bonus and vesting packages relating to the change of control itself, will provide an incentive for these executives to continue to help successfully execute such a transaction from its early stages until closing. These arrangements were amended in 2008 to comply with U.S. tax laws, including regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, by updating, certain terms and conditions related to the timing of severance or other payments. For a description and quantification of these severance and change of control benefits, please see the section entitled “Potential Payments Upon Termination or Change of Control.”

Other Benefits.

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, employee stock purchase and 401(k) plans, in each case on the same basis as other employees, subject to applicable law. The Company also provides vacation and other paid holidays to all employees, including its executive officers, at levels that the Committee believes are consistent with the practices of companies in the Company’s industry and local market. It is generally the Company’s policy not to extend significant perquisites to its executive officers that are not available to its employees.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted By:
MEMBERS OF THE COMPENSATION COMMITTEE

Neil Kurtz, M.D., Compensation Committee Chair
Jean-Jacques Bienaimé
Robert T. Nelsen

Dated: April 13, 2009

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee or executive officer of the Company has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. Since the formation of the Compensation Committee, none of its members have been an officer or employee of the Company while a member of the Compensation Committee.

Executive Compensation

The following table provides information regarding the compensation of the Company’s principal executive officer, principal financial officer and each of the next three most highly compensated executive officers of the Company during the fiscal year ended December 31, 2008. The Company refers to these executive officers as the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Option Grants (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Anthony A. DiTonno,	2008	$317,750	—	$185,574	$50,000	$7,273	$560,597
President, Chief Executive Officer and Director	2007	$300,000	$48,750	$158,978	—	$135,519	$643,247
	2006	$300,000	$20,000	$43,894	$7,500	$180	$371,574

Stephen F. Ghiglieri,	2008	$295,200	—	$83,928	$18,450	$5,183	$402,761
Chief Financial Officer	2007	$277,200	$34,650	$68,221	—	$21,511	$401,582
	2006	$252,000	$5,000	$16,158	$6,300	$180	$279,638

Jeffrey Tobias, M.D.,	2008	$316,250	—	$133,686	$37,500	$7,055	$494,491
Chief Medical Officer	2007	$299,250	$37,406	$168,047	$—	$5,963	$510,666
	2006	$285,000	$20,000	$74,209	$4,763	$180	$384,152

Michael E. Markels,	2008	$250,000	—	$156,417	$12,500	$25,039	$443,956
Vice President, Commercial	2007	$234,000	$23,400	$201,009	—	$41,718	$500,127
Operations and Business Development	2006	$132,115	$11,923	$77,648	—	$23,467	$245,153

Susan P. Rinne,	2008	$250,000	$—	$71,511	$12,500	$5,552	$339,563
Vice President, Regulatory Affairs (5)	2007	$67,307	$6,250	$18,665	$—	$50,902	$143,124

(1)	The amounts in this column include payments in respect of accrued vacation, holidays, and sick days.
(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with SFAS No. 123R.
(3)	The amounts in this column represent payments pursuant to the Company’s incentive bonus plan based upon the Board of Directors’ determination of milestone attainment in 2006 and 2008. The amount reported for 2008 reflects the cash portion of the bonus payout for services performed in 2008. In addition to this cash portion of the 2008 bonus payment, certain stock options were granted in lieu of the remaining cash portion. See “Compensation Discussion and Analysis—Compensation Components—Bonus Compensation” in this proxy for the terms, and number of shares underlying, these stock options.
(4)	The amounts in this column include amounts for forgiveness of notes receivable, housing allowance, discount purchase of securities through the Company’s 2007 Stock Purchase Plan, moving expense reimbursement, term insurance premiums and a sign-on bonus.
(5)	Ms. Rinne joined the Company as Vice President, Regulatory Affairs in September 2007. Accordingly, the salary amount with respect to fiscal year ended December 31, 2007 reflects the amount she was paid during that year for services she performed as Vice President, Regulatory Affairs.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to each of the named executive officers during the fiscal year ended December 31, 2008. All options were granted at the fair market value of the Company’s Common Stock, as determined by the Company’s Board of Directors on the date of grant and were granted under the Company’s 2007 Stock Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Option Grants: Number of Securities Underlying Options	Exercise Price or Base Price of Option Awards
		Target (1)
Anthony A. DiTonno	—	$103,269	—	—
Stephen F. Ghiglieri	—	$73,800	—	—
	1/10/2008(2)	—	25,000	$5.43
Jeffrey Tobias, M.D.	—	$79,062	—	—
	1/10/2008(2)	—	25,000	$5.43
Michael E. Markels	—	$50,000	—	—
Susan P. Rinne	—	$50,000	—	—

(1)	The amounts in this column represent the target amounts of bonuses payable under the Company’s incentive bonus plan. The target amount represents the total amount that was potentially payable in cash. The actual amounts paid, which were comprised of a 50% payout in cash and stock options in lieu of the remaining cash portion, are set forth in “Compensation Discussion and Analysis—Compensation Components—Bonus Compensation” in this proxy.
(2)	Vests as to 1/48 of the underlying shares monthly commencing one month after date of grant. Option expires 10 years from the date of grant.

Employment Agreements

The Company has entered into executive employment agreements with each of its executive officers including its named executive officers: Anthony DiTonno, Stephen Ghiglieri, Jeffrey Tobias, Michael Markels and Susan Rinne.

The agreements provide for these officers to remain the Company’s at-will employees and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors. The Company’s agreements with these officers provide that in the event of a change of control, certain limited acceleration of vesting periods for unvested stock options occurs. In addition, these agreements provide additional benefits if within the eighteen month period following a change of control of the company they resign for good reason or are terminated by the Company or its successor other than for cause. These agreements were amended and restated in 2008 to comply with U.S. tax laws, including regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, by updating certain terms and conditions related to the timing of severance payments.

Upon a qualifying resignation or termination, Mr. DiTonno, will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twelve months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of options for Common Stock held by him; the lapse in full of the Company’s right of repurchase with respect to restricted shares of Common Stock held by him; and continued employee benefits until the earlier of twelve months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits.

Upon a qualifying resignation or termination, Messrs. Ghiglieri and Markels and Dr. Tobias will become entitled to receive continuing severance payments at a rate equal to their base salaries for a period of nine months; lump sum payments equal to their full target annual bonuses; acceleration in full of vesting of options for Common Stock held by them; the lapse in full of the Company’s right of repurchase with respect to restricted shares of Common Stock held by them; and continued employee benefits until the earlier of nine months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits.

Upon a qualifying resignation or termination, Ms. Rinne will become entitled to receive continuing severance payments at a rate equal to her base salary for a period of six months; lump sum payments equal to 50% of her target annual bonus; acceleration of vesting of 50% of options for Common Stock held by her; and continued employee benefits until the earlier of nine months following the date of termination or resignation or the date that she obtains employment with generally similar employee benefits.

For a complete description and quantification of benefits payable to the Company’s named officers on and following termination of employment under plans and programs currently in effect, see “Potential Payments Upon Termination Or Change In Control.”

Outstanding Equity Awards

The following table presents certain information concerning the outstanding option awards held as of December 31, 2008 by each named executive officer.

	Number of Securities Underlying Unexercised Options				Option Exercise Price	Option Expiration Date
Name	Exercisable		Unexercisable
Anthony A. DiTonno	43,333		21,666	(1)	$2.70	4/28/2014
	25,556		1,704	(2)	1.95	3/15/2015
	20,445		6,815	(1)	1.95	3/15/2015
	21,941	(1)(5)	—		3.75	3/15/2016
	10,000	(1)(5)	—		11.25	1/5/2017
	8,001		23,999	(1)	8.63	10/2/2017
	15,000		33,000	(2)	8.63	10/2/2017

Stephen F. Ghiglieri	18,266		—		2.70	4/28/2014
	13,700		4,566	(1)	2.70	4/28/2014
	9,500		634	(2)	1.95	3/15/2015
	7,601		2,533	(1)	1.95	3/15/2015
	8,166	(1)(5)	—		3.75	3/15/2016
	5,000	(1)(5)	—		11.25	1/5/2017
	2,500		7,500	(1)	8.63	10/2/2017
	4,687		10,313	(2)	8.63	10/2/2017
	5,728		19,272	(2)	5.43	1/10/2018

Jeffrey Tobias, M.D.	35,972		10,694	(3)	3.75	1/27/2016
	40,000		—		3.75	1/27/2016
	5,000	(1)(5)	—		11.25	1/5/2017
	2,500		7,500	(1)	8.63	10/2/2017
	4,687		10,313	(2)	8.63	10/2/2017
	5,728		19,272	(2)	5.43	1/10/2018

Michael E. Markels	8,666	(4)(5)	—		3.75	6/2/2016
	27,333	(3)(5)	—		3.75	6/2/2016
	30,666	(1)(5)	—		4.20	9/21/2016
	2,500	(1)(5)	—		11.25	1/5/2017
	1,000		3,000	(1)	8.63	10/2/2017
	1,875		4,125	(2)	8.63	10/2/2017

Susan P. Rinne	15,624		34,376	(3)	8.63	10/2/2017

(1)	Vests in full on the sixth anniversary of the grant date. The vesting will accelerate upon the attainment by the Company of certain milestones.
(2)	Vests as to 1/48 of the shares underlying the option monthly following the grant date.
(3)	Vests as to 1/4 of the shares underlying the option on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter.
(4)	Vests as to 20.85% of the shares underlying the option immediately and as to 1/36 of the underlying shares monthly thereafter.
(5)	Options allow for early exercise.

Options Exercised and Stock Vested

The following table presents certain information concerning the exercise of options and vesting of stock awards by each of the named executive officers during the fiscal year ended December 31, 2008, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Anthony A. DiTonno	21,667	$20,584	—	$57,299
Stephen F. Ghiglieri	12,000	15,600	278	16,209
Jeffrey Tobias, M.D.	—	—	—	—
Michael E. Markels	—	—	—	—
Susan P. Rinne	—	—	—	—

(1)	Value realized is based on the fair market value of the Company’s common stock on the date of exercise (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) minus the exercise price, without taking into account any taxes that may be payable in connection with the transaction.
(2)	The aggregate dollar amount realized upon the vesting of a stock award represents the aggregate market price of the shares of the Common Stock underlying the stock award on the vesting date multiplied by the shares vested on the vesting date.

Potential Payments Upon Termination or Change of Control

The following summaries set forth potential payments payable to the Company’s named executive officers upon termination of employment or a change in control of the Company under their current executive employment agreements and the Company’s other compensation programs. These agreements were amended and restated in 2008 to comply with U.S. tax laws, including regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, by updating certain terms and conditions related to the timing of severance payments.

For the purpose of the executive employment agreements, “cause” means an officer:

•	fails to perform his or her duties (other than due to his or her incapacity as a result of physical or mental illness for a period not to exceed 90 days);

•	engages in conduct which is materially injurious to the Company, its business or reputation, or which constitutes gross misconduct;

•	materially breaches the terms of any agreement between him or her and the Company;

•	materially breaches or takes any action in material contravention of the Company’s policies adopted by the Board of Directors or any committee thereof;

•	is convicted of, or admits or pleads no contest with respect to a felony or commits an act of fraud against the Company; or

•	misappropriates material property belonging to the Company or an act of violence against an officer, director, employee or consultant of the Company.

For the purpose of the executive employment agreements, “good reason” means:

•	a material reduction in his or her salary or benefits other than as a result of a reduction in compensation affecting the Company’s or its successor entity’s employees generally;

•	a material diminution of his or her duties or responsibilities relative to his or her duties and responsibilities in effect immediately prior to a change in control;

•	relocation of his or her place of employment to a location more than 35 miles from the Company’s office location at the time of a change in control; or

•	failure of a successor entity in any change in control to assume and perform under his or her executive employment agreement.

For the purpose of the executive employment agreements, “disability” means an officer’s inability to perform his or her duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the officer or the officer’s legal representative.

2006 Acquisition Bonus Plan, as amended in December 2008

Each of Messrs. DiTonno, Ghiglieri, and Markels, Dr. Tobias and Ms. Rinne is eligible to receive a cash amount in connection with a change in control of the Company pursuant to the Company’s 2006 Acquisition Bonus Plan, as amended in December 2008. Such bonus is determined by taking one percent of the net proceeds of the change of control and multiplying such amount by a set percentage for each such named executive officer. In addition, the plan provides for a potential payment if there is a difference between cash available to common stockholders and preferred stockholders. This plan was amended in 2008 to comply with U.S. tax laws, including regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, by updating certain terms and conditions related to the timing of severance payments.

Anthony A. DiTonno

Mr. DiTonno’s employment is at-will. Either the Company or Mr. DiTonno may terminate the executive employment agreement at any time. Upon a change in control of the Company, Mr. DiTonno will receive acceleration of vesting of each of Mr. DiTonno’s restricted stock grants and outstanding options to purchase Common Stock by a number of months equal to the number of months of vesting remaining for such option as of the change in control, minus 18 months; provided, that if such stock options or restricted stock grants have fewer than 18 months of vesting remaining, then such options or restricted stock grants will not be accelerated upon a change in control. Mr. DiTonno may be eligible to receive certain severance payments and additional acceleration of vesting of stock options and restricted stock grants held by Mr. DiTonno if Mr. DiTonno terminates his employment for good reason or the Company terminates Mr. DiTonno without cause within the 18-month period following a change in control.

Termination by the Company or termination by Mr. DiTonno prior to a change in control. If Mr. DiTonno is terminated for any reason, or if Mr. DiTonno terminates his employment for any reason, in each case prior to a change in control of the Company, Mr. DiTonno will not receive any severance.

Termination by the Company (other than for cause) or termination by Mr. DiTonno for good reason following a change in control. If Mr. DiTonno is terminated for any reason other than for cause, or if Mr. DiTonno terminates his employment for good reason, in each case within the 18-month period following a change in control of the Company, Mr. DiTonno will be entitled to receive 12 months of severance pay (less applicable withholding taxes) payable over 12 months at a rate equal to his base salary and a lump-sum payment equal to 100% of Mr. DiTonno’s target annual bonus as of the date of such termination. In addition, all restrictions, limitations and conditions applicable to outstanding stock options and restricted stock grants will lapse, performance goals will be deemed to be fully achieved and the awards will become fully vested (and in the case of options, exercisable) upon termination of Mr. DiTonno’s employment by the Company without cause or by Mr. DiTonno for good reason during the 18-month period following the change in control. Following such terminations, Mr. DiTonno will also receive coverage under the Company’s benefit plans for a period equal to the shorter of 12 months or such time as Mr. DiTonno secures employment with benefits generally similar to those provided in the Company’s benefit plans.

Termination by the Company for cause or by Mr. DiTonno other than for good reason following a change in control. Upon termination for any other reason, Mr. DiTonno is not entitled to any payment or benefit other than severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Termination for death or disability. If the Company terminates Mr. DiTonno’s employment as a result of Mr. DiTonno’s disability or if Mr. DiTonno’s employment terminates upon Mr. DiTonno’s death, Mr. DiTonno is not entitled to any payment or benefit other than severance amounts paid prior to the date of such termination and severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Assuming Mr. DiTonno’s employment was terminated under each of these circumstances on December 31, 2008, such payments and benefits have an estimated value of:

	Cash Severance	Bonus		Value of Accelerated Equity Awards (2)
Prior to a change in control	—	—		—
Upon a change in control	—	$650,000	(1)	$68,549
Without cause or for good reason following a change in control	$333,600	$108,420		$116,952
Death	—	—		—
Disability	—	—		—
Other	—	—		—

(1)	Represents payments to be received pursuant to the 2006 Acquisition Bonus Plan, as amended in December 2008 in connection with a change of control that would have resulted in net proceeds to the Company’s stockholders of at least $250.0 million.
(2)	The aggregate dollar amount realized upon the acceleration of vesting of an equity award represents the aggregate market price of the shares of Common Stock underlying the equity award on the acceleration date (assumed to be the closing price on December 31, 2008) multiplied by the shares vesting on the acceleration date.

Stephen F. Ghiglieri

Mr. Ghiglieri’s employment is at-will. Either the Company or Mr. Ghiglieri may terminate the executive employment agreement at any time. Upon a change in control of the Company, Mr. Ghiglieri will receive acceleration of vesting of each of Mr. Ghiglieri’s restricted stock grants and outstanding options to purchase the Company’s Common Stock by a number of months equal to the number of months of vesting remaining for such option as of the change in control, minus 18 months; provided, that if such stock options or restricted stock grants have fewer than 18 months of vesting remaining, then such options or restricted stock grants will not be accelerated upon a change in control. Mr. Ghiglieri may be eligible to receive certain severance payments and additional acceleration of vesting of stock options and restricted stock grants held by Mr. Ghiglieri if Mr. Ghiglieri terminates his employment for good reason or the Company terminates Mr. Ghiglieri without cause within the 18-month period following a change in control.

Termination by the Company or termination by Mr. Ghiglieri prior to a change in control. If Mr. Ghiglieri is terminated for any reason, or if Mr. Ghiglieri terminates his employment for any reason, in each case prior to a change in control of the Company, Mr. Ghiglieri will not receive any severance.

Termination by the Company (other than for cause) or termination by Mr. Ghiglieri for good reason following a change in control. If Mr. Ghiglieri is terminated for any reason other than cause, or if Mr. Ghiglieri terminates his employment for good reason, in each case within the 18-month period following a change in control of the Company, Mr. Ghiglieri will be entitled to receive nine months of severance pay (less applicable withholding taxes) payable over nine months at a rate equal to his base salary and a lump-sum payment equal to 100% of Mr. Ghiglieri’s target annual bonus as of the date of such termination. In addition, all restrictions, limitations and conditions applicable to outstanding stock options and restricted stock grants will lapse, performance goals will be deemed to be fully achieved and the awards will become fully vested (and in the case of options, exercisable) upon termination of Mr. Ghiglieri’s employment by the Company without cause or by Mr. Ghiglieri for good reason during the 18-month period following the change in control. Following such terminations, Mr. Ghiglieri will also receive coverage under the Company’s benefit plans for a period equal to the shorter of 12 months or such time as Mr. Ghiglieri secures employment with benefits generally similar to those provided in the Company’s benefit plans.

Termination by the Company for cause or by Mr. Ghiglieri other than for good reason following a change in control. Upon termination for any other reason, Mr. Ghiglieri is not entitled to any payment or benefit other than severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Termination for death or disability. If the Company terminates Mr. Ghiglieri’s employment as a result of Mr. Ghiglieri’s disability or if Mr. Ghiglieri’s employment terminates upon Mr. Ghiglieri’s death, Mr. Ghiglieri is not entitled to any payment or benefit other than severance amounts paid prior to the date of such termination and severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Assuming Mr. Ghiglieri’s employment was terminated under each of these circumstances on December 31, 2008, such payments and benefits have an estimated value of:

	Cash Severance	Bonus		Value of Accelerated Equity Awards (2)
Prior to a change in control	—	—		—
Upon a change in control	—	$600,000	(1)	$34,962
Without cause or for good reason following a change in control	$232,500	$77,500		$58,598
Death	—	—		—
Disability	—	—		—
Other	—	—		—

(1)	Represents payments to be received pursuant to the 2006 Acquisition Bonus Plan, as amended in December 2008 in connection with a change of control that would have resulted in net proceeds to the Company’s stockholders of at least $250.0 million.
(2)	The aggregate dollar amount realized upon the acceleration of vesting of an equity award represents the aggregate market price of the shares of Common Stock underlying the equity award on the acceleration date (assumed to be the closing price on December 31, 2008) multiplied by the shares vesting on the acceleration date.

Jeffrey Tobias, M.D.

Dr. Tobias’ employment is at-will. Either the Company or Dr. Tobias may terminate the executive employment agreement at any time. Upon a change in control of the Company, Dr. Tobias will receive acceleration of vesting of each of Dr. Tobias’ restricted stock grants and outstanding options to purchase Common Stock by a number of months equal to the number of months of vesting remaining for such option as of the change in control, minus 18 months; provided, that if such stock options or restricted stock grants have fewer than 18 months of vesting remaining, then such options or restricted stock grants will not be accelerated upon a change in control. Dr. Tobias may be eligible to receive certain severance payments and additional acceleration of vesting of stock options and restricted stock grants held by Dr. Tobias if Dr. Tobias terminates his employment for good reason or the Company terminates Dr. Tobias without cause within the 18-month period following a change in control.

Termination by the Company or termination by Dr. Tobias prior to a change in control. If Dr. Tobias is terminated for any reason, or if Dr. Tobias terminates his employment for any reason, in each case prior to a change in control of the Company, Dr. Tobias will receive no severance.

Termination by the Company (other than for cause) or termination by Dr. Tobias for good reason following a change in control. If Dr. Tobias is terminated for any reason other than cause, or if Dr. Tobias terminates his employment for good reason, in each case within the 18-month period following a change in control of the Company, Dr. Tobias will be entitled to receive nine months of severance pay (less applicable withholding taxes) payable over nine months at a rate equal to his base salary and a lump-sum payment equal to 100% of Dr. Tobias’ target annual bonus as of the date of such termination. In addition, all restrictions, limitations and conditions applicable to outstanding stock options and restricted stock grants will lapse, performance goals will be deemed to be fully achieved and the awards will become fully vested (and in the case of options, exercisable) upon termination of Dr. Tobias’ employment by the Company without cause or by Dr. Tobias for good reason during the 18-month period following the change in control. Following such terminations, Dr. Tobias will also receive coverage under the Company’s benefit plans for a period equal to the shorter of 12 months or such time as Dr. Tobias secures employment with benefits generally similar to those provided in the Company’s benefit plans.

Termination by the Company for cause or by Dr. Tobias other than for good reason following a change in control. Upon termination for any other reason, Dr. Tobias is not entitled to any payment or benefit other than severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Termination for death or disability. If the Company terminates Dr. Tobias’ employment as a result of Dr. Tobias’ disability or if Dr. Tobias’ employment terminates upon Dr. Tobias’ death, Dr. Tobias is not entitled to any payment or benefit other than severance amounts paid prior to the date of such termination and severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Assuming Dr. Tobias’ employment was terminated under each of these circumstances on December 31, 2008, such payments and benefits have an estimated value of:

	Cash Severance	Bonus		Value of Accelerated Equity Awards (2)
Prior to a change in control	—	—		—
Upon a change in control	—	$500,000	(1)	$28,178
Without cause or for good reason following a change in control	$249,075	$83,025		$58,241
Death	—	—		—
Disability	—	—		—
Other	—	—		—

(1)	Represents payments to be received pursuant to the 2006 Acquisition Bonus Plan, as amended in December 2008 in connection with a change of control that would have resulted in net proceeds to the Company’s stockholders of at least $250.0 million.
(2)	The aggregate dollar amount realized upon the acceleration of vesting of an equity award represents the aggregate market price of the shares of Common Stock underlying the equity award on the acceleration date (assumed to be the closing price on December 31, 2008) multiplied by the shares vesting on the acceleration date.

Michael E. Markels

Mr. Markels’ employment is at-will. Either the Company or Mr. Markels may terminate the executive employment agreement at any time. Upon a change in control of the Company, Mr. Markels will receive acceleration of vesting of each of Mr. Markels’ restricted stock grants and outstanding options to purchase Common Stock by a number of months equal to the number of months of vesting remaining for such option as of the change in control, minus 18 months; provided, that if such stock options or restricted stock grants have fewer than 18 months of vesting remaining, then such options or restricted stock grants will not be accelerated upon a change in control. Mr. Markels may be eligible to receive certain severance payments and additional acceleration of vesting of stock options and restricted stock grants held by Mr. Markels if Mr. Markels terminates his employment for good reason or the Company terminates Mr. Markels without cause within the 18-month period following a change in control.

Termination by the Company or termination by Mr. Markels prior to a change in control. If Mr. Markels is terminated for any reason, or if Mr. Markels terminates his employment for any reason, in each case prior to a change in control of the Company, Mr. Markels will receive no severance.

Termination by the Company (other than for cause) or termination by Mr. Markels for good reason following a change in control. If Mr. Markels is terminated for any reason other than cause, or if Mr. Markels terminates his employment for good reason, in each case within the 18-month period following a change in control of the Company, Mr. Markels will be entitled to receive nine months of severance pay (less applicable withholding taxes) payable over nine months at a rate equal to his base salary and a lump-sum payment equal to 100% of Mr. Markels’ target annual bonus as of the date of such termination. In addition, all restrictions, limitations and conditions applicable to outstanding stock options and restricted stock grants will lapse, performance goals will be deemed to be fully achieved and the awards will become fully vested (and in the case of options, exercisable) upon termination of Mr. Markels’ employment by the Company without cause or by Mr. Markels for good reason during the 18-month period following the change in control. Following such terminations, Mr. Markels will also receive coverage under the Company’s benefit plans for a period equal to the shorter of 12 months or such time as Mr. Markels secures employment with benefits generally similar to those provided in the Company’s benefit plans.

Termination by the Company for cause or by Mr. Markels other than for good reason following a change in control. Upon termination for any other reason, Mr. Markels is not entitled to any payment or benefit other than severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Termination for death or disability. If the Company terminates Mr. Markels’ employment as a result of Mr. Markels’ disability or if Mr. Markels’ employment terminates upon Mr. Markels’ death, Mr. Markels is not entitled to any payment or benefit other than severance amounts paid prior to the date of such termination and severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Assuming Mr. Markels’ employment was terminated under each of these circumstances on December 31, 2008, such payments and benefits have an estimated value of:

	Cash Severance	Bonus		Value of Accelerated Equity Awards (2)
Prior to a change in control	—	—		—
Upon a change in control	—	$125,000	(1)	$24,812
Without cause or for good reason following a change in control	$195,000	$52,000		$39,886
Death	—	—		—
Disability	—	—		—
Other	—	—		—

(1)	Represents payments to be received pursuant to the 2006 Acquisition Bonus Plan, as amended in December 2008 in connection with a change of control that would have resulted in net proceeds to the Company’s stockholders of at least $250.0 million.
(2)	The aggregate dollar amount realized upon the acceleration of vesting of an equity award represents the aggregate market price of the shares of Common Stock underlying the equity award on the acceleration date (assumed to be the closing price on December 31, 2007) multiplied by the shares vesting on the acceleration date.

Susan P. Rinne

Ms. Rinne’s employment is at-will. Either the Company or Ms. Rinne may terminate the executive employment agreement at any time. Ms. Rinne may be eligible to receive certain severance payments and acceleration of vesting of stock options and restricted stock grants held by Ms. Rinne if Ms. Rinne terminates her employment for good reason or the Company terminates Ms. Rinne without cause within the 18-month period following a change in control.

Termination by the Company or termination by Ms. Rinne prior to a change in control. If Ms. Rinne is terminated for any reason, or if Ms. Rinne terminates her employment for any reason, in each case prior to a change in control of the Company, Ms. Rinne will receive no severance.

Termination by the Company (other than for cause) or termination by Ms. Rinne for good reason following a change in control. If Ms. Rinne is terminated for any reason other than cause, or if Ms. Rinne terminates her employment for good reason, in each case within the 18-month period following a change in control of the Company, Ms. Rinne will be entitled to receive six months of severance pay (less applicable withholding taxes) payable over six months at a rate equal to her base salary and a lump-sum payment equal to 50% of Ms. Rinne’s target annual bonus as of the date of such termination. In addition, 50% of Ms. Rinne’s then outstanding options to purchase shares of the Company’s Common Stock shall immediately vest and become exercisable and all of the shares of the Company’s Common Stock then held by Ms. Rinne subject to a Company right of repurchase shall immediately vest and such right of repurchase shall lapse upon termination of Ms. Rinne’s employment by the Company without cause or by Ms. Rinne for good reason during the 18-month period following the change in control. Following such terminations, Ms. Rinne will also receive coverage under the Company’s benefit plans for a period equal to the shorter of 9 months or such time as Ms. Rinne secures employment with benefits generally similar to those provided in the Company’s benefit plans.

Termination by the Company for cause or by Ms. Rinne other than for good reason following a change in control. Upon termination for any other reason, Ms. Rinne is not entitled to any payment or benefit other than severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Termination for death or disability. If the Company terminates Ms. Rinne’s employment as a result of Ms. Rinne’s disability or if Ms. Rinne’s employment terminates upon Ms. Rinne’s death, Ms. Rinne is not entitled to any payment or benefit other than severance amounts paid prior to the date of such termination and severance and any other benefits only as are then established under the Company’s written severance and benefit plans.

Assuming Ms. Rinne’s employment was terminated under each of these circumstances on December 31, 2008, such payments and benefits have an estimated value of:

	Cash Severance	Bonus		Value of Accelerated Equity Awards (2)
Prior to a change in control	—	—		—
Upon a change in control	—	$125,000	(1)	—
Without cause or for good reason following a change in control	$131,250	$26,250		$20,110
Death	—	—		—
Disability	—	—		—
Other	—	—		—

(1)	Represents payments to be received pursuant to the 2006 Acquisition Bonus Plan, as amended in December 2008 in connection with a change of control that would have resulted in net proceeds to the Company’s stockholders of at least $250.0 million.
(2)	The aggregate dollar amount realized upon the acceleration of vesting of an equity award represents the aggregate market price of the shares of Common Stock underlying the equity award on the acceleration date (assumed to be the closing price on December 31, 2008) multiplied by the shares vesting on the acceleration date.

Director Compensation

The following table sets forth a summary of all non-employee director compensation for the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Jean Jacques Bienaimé	73,000	59,011	132,011
Neil M. Kurtz	49,453	40,516	89,969
Robert T. Nelsen	43,060	17,433	60,493
Bruce A. Peacock	55,000	25,245	80,245

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with SFAS No. 123R.

The Company reimburses its non-employee directors for their expenses incurred in connection with attending Board of Directors and committee meetings. Non-employee directors receive a quarterly retainer of $6,250 and the Chairman of the Board of Directors receives a quarterly retainer of $12,500. The Chairman of the Audit Committee receives an additional cash retainer of $2,500 quarterly. The Chairman of the Compensation Committee receives an additional cash retainer of $1,250 quarterly. Non-employee directors also receive cash fees of $2,000 for each Board of Directors meeting and $1,000 for each Audit and Compensation Committee meeting attended in person and $1,000 for each Board of Directors meeting and $500 for each Audit and Compensation Committee meeting attended by telephone.

The Company’s 2007 Stock Plan provides for the automatic grant of non-statutory options to non-employee directors. Each newly appointed non-employee director, except for those directors who become non-employee directors by ceasing to be employee directors, receives an initial option to purchase 13,333 shares upon such appointment. This option vests ratably each year, so that the option is fully vested and exercisable on the fourth anniversary of its grant date, subject to the director’s continued service on each relevant vesting date. In addition, on an annual basis, at each Annual Meeting of Stockholders, non-employee directors who have been directors for at least 12 months as of the date of such annual meeting of stockholders will receive an option to purchase 5,000 shares immediately following such annual meeting. This option will vest in full on the first anniversary of its grant date, subject to the director’s continued service on such date. All options granted under the automatic grant provisions have a term of ten years and an exercise price per share equal to the fair market value on the date of grant.

In addition, pursuant to the Company’s 2006 Acquisition Bonus Plan, as amended in December 2008 , as more fully discussed under “Potential Payments Upon Termination or Change of Control—2006 Acquisition Bonus Plan, as amended in December 2008,” directors Jean-Jacques Bienaimé and Neil Kurtz will receive $50,000 and $25,000, respectively, upon a change of control of the Company in connection with their service as members of the Company’s board of directors.

Employee directors who meet the eligibility requirements may participate in the Company’s 2007 Employee Stock Purchase Plan.

The Company maintains directors and officers indemnification insurance coverage. This insurance covers directors and officers individually. These policies currently run from May 2, 2008 through May 2, 2009 at a total annual cost of approximately $447,000. The primary carrier is National Union Fire Insurance Company of Pittsburgh, PA.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 2008, the Company’s executive officers, directors and ten-percent stockholders complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter was amended and approved on May 29, 2008. The purpose of the Audit Committee includes the following:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•

Assist the Board of Directors of the Company in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements under applicable securities law, (iii) the independent registered public accounting firms’ qualifications, independence and performance and (iv) the Company’s systems of internal accounting and financial controls;

•	Prepare a report in the Company’s annual proxy statement in accordance with the rules of the SEC;

•	Provide the Board of Directors with the results of its monitoring and recommendations derived therefrom; and

•

Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities, the Audit Committee has:

•	Reviewed and discussed the audited financial statements, including balance sheets, related statements of operations, stockholders equity and cash flows, with management;

•

Discussed with Ernst & Young LLP matters required to be discussed under the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

Received from the independent accountant, Ernst & Young LLP, the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	Discussed with the independent accountant, Ernst & Young LLP, the independent accountant’s independence.

The Audit Committee discusses with the Company’s independent registered public accounting firm, the overall scope and plans for their audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Respectfully Submitted by:

MEMBERS OF THE AUDIT COMMITTEE

Bruce A. Peacock, Audit Committee Chair

Jean-Jacques Bienaimé

Neil M. Kurtz, M.D.

Dated: April 13, 2009

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Independence of Directors

The Board of Directors has determined that directors Mr. Bienaimé, Dr. Kurtz, Mr. Peacock, and Mr. Nelsen are each independent as defined under the NASDAQ Stock Market LLC listing standards. The Board of Directors has also determined that each member of the Compensation Committee and Nominating and Governance Committee is independent as defined under the NASDAQ Stock Market LLC listing standards, and that each member of the Audit Committee is independent as defined under the NASDAQ Stock Market LLC listing standards, as well as the applicable SEC rules. In reaching its conclusions on independence, the Board of Directors reviewed the relationships of Messrs. Nelsen and Peacock with certain investors in the Company and determined that such relationships did not affect their independence under the standards of the NASDAQ Stock Market LLC, or, in the case of Mr. Peacock in connection with his service on the Audit Committee, applicable SEC rules.

Policies and Procedures for Related Party Transactions

Pursuant to the Audit Committee’s charter, the Company’s policy is for the Audit Committee to review and approve all related party transactions for which such approval is required by applicable SEC rules or the rules of the NASDAQ Stock Market LLC. The Company has not adopted specific standards for approval of these transactions, but instead reviews each such transaction on a case by case basis. The December 23, 2007 and January 3, 2008 private placement described below, was approved by the members of the Audit Committee, other than Bruce Peacock, and by a majority of the disinterested members and independent members of the Board of Directors at the meetings of the Board of Directors where such transaction was approved.

Private Placement

On December 23, 2007, the Company agreed to issue pursuant to a Securities Purchase Agreement (the “SPA”), by and among the Company and certain investors (including entities affiliated with ARCH Venture Partners, beneficial owners of more than 5% of the Company’s voting securities at the time of the Private Placement): (i) 4,020,910 shares of its Common Stock at a purchase price of $6.18 per share, the last closing price of the Company’s Common Stock on the NASDAQ Global Market prior to execution of the SPA, and (ii) warrants to purchase 1,206,273 shares of its Common Stock (the “Warrants”) with a purchase price for the Warrants equal to $0.125 per share of Common Stock underlying such Warrants. The Company received aggregate gross proceeds of approximately $25 million from the sale of the Common Stock and Warrants, of which entities affiliated with ARCH Venture Partners purchased 382,170 shares of Common Stock and Warrants to purchase 114,651 shares of Common Stock for approximately $2.38 million and entities affiliated with SV Life Sciences Fund purchased 2,412,550 shares of Common Stock and Warrants to purchase 723,765 shares of Common Stock for approximately $15.0 million. The Warrants have a term of five years, contain a net-exercise provision, and have an exercise price of $8.034 per share. The initial closing of the private placement occurred on December 28, 2007, and the subsequent, and final, closing occurred on January 3, 2008. Pursuant to the Registration Rights Agreement entered into in connection with the SPA, the Company agreed to file a registration statement covering the resale of the Common Stock and the shares of Common Stock underlying the Warrants issued and issuable to the investors in the private placement no later than five days from the date that the Company first becomes eligible to file a resale registration statement on Form S-3, and to seek to have such registration statement declared effective no later than 35 days from such date, or, if the Company’s registration statement is reviewed by the SEC, 90 days from such date. The Company filed a Form S-3 on May 2, 2008 (SEC File No. 333-150614), which was declared effective by the SEC on May 13, 2008. In addition, the Company amended its Third Amended and Restated Investors’ Rights Agreement to provide the investors in the private placement with certain piggyback registration rights, along with certain demand registration rights for the shares purchased in connection with the Private Placement. Robert Nelsen, a member of the Board of Directors, is a managing director of ARCH Venture Partners and Bruce A. Peacock, a member of the Board of Directors, is a venture partner of SV Life Sciences Fund.

Indemnification of Directors and Officers

The Company has entered into indemnification agreements with each of its directors and officers, which require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Board of Directors approved amendments to the form of indemnification agreement in March 2009. These amendments relate in part to the primacy of indemnification, mutual acknowledgment and the effectiveness of the agreement.

Other Matters

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy form to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 13, 2009

NEUROGESX

ADDRESS BLOCK

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Vote in Person

Attend the Company’s Annual Meeting of Stockholders on May 28, 2009 at 2:00 p.m., local time, at 2207 Bridgepointe Parkway, Suite 150, San Mateo, California, 94404, and vote in person at the Meeting.

Please detach here

DIRECTORS RECOMMEND VOTE “FOR” ALL NOMINEES AND PROPOSALS.

VOTE ON DIRECTORS: Nominees:

1. To elect two (2) Class II directors, to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

01 Jean-Jacques Bienaime

02 Robert Nelsen

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

VOTE ON PROPOSALS

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009 (Proposal Two); and

For Against Abstain

3. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Address Change? Mark Box Indicate Changes below

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

NEUROGESX, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEUROGESX, INC. FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2009

YOUR VOTE IS IMPORTANT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, on behalf of the Board of Directors of NeurogesX, Inc., for the 2009 Annual Meeting of Stockholders. The Proxy Statement and the related Proxy Form are being distributed on or about April 28, 2009. You can vote your shares using one of the following methods:

Complete and return a written proxy card; or

Attend the Company’s 2009 Annual Meeting of Stockholders and vote.

All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy Card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The NeurogesX, Inc. proxy statement and 2008 Annual Report to Stockholders (which includes the Annual Report on Form

10-K) are available at: www.neurogesx.com under the heading “Investor Relations” and the subheading “Annual Report and Proxy Materials”.

NEUROGESX

NEUROGESX, INC.

2207 Bridgepointe Parkway, Suite 150 San Mateo, California, 94404 proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEUROGESX, INC.

The undersigned hereby appoints Anthony A. DiTonno and Stephen F. Ghiglieri, and each of them, with power to act without the other and with full power of substitution, the lawful attorney and proxy of the undersigned, and, in their discretion upon such other business as may properly be presented to the meeting, all of the shares of NEUROGESX, INC. which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders to be held on May 28, 2009 at the Company’s offices located at 2207 Bridgepointe Parkway, Suite 150, San Mateo, California, 94404 and at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting.

See reverse for voting Instructions.